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                                                                    Exhibit 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                 Three Months Ended March 31,
                                                                                     1996             1995
- ----------------------------------------------------------------------------------------------------------------
                                                                               (Thousands, except ratio amounts)

Pretax income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    113,223     $     77,559

Undistributed income of less than 50% owned equity investees  . . . . . . .           (1,182)            (690)
Minority interest in income of majority owned subsidiaries
    with fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . .              232              767
Add fixed charges as adjusted (from below)  . . . . . . . . . . . . . . . .           40,528           31,520
                                                                                ------------     ------------
                                                                                $    152,801     $    109,156
                                                                                ------------     ------------

Fixed charges:
    Interest expense:
         Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     32,449     $     25,284
         Financial services . . . . . . . . . . . . . . . . . . . . . . . .            2,691            2,668
         Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . . . .              492              125
    Amortization of debt costs  . . . . . . . . . . . . . . . . . . . . . .              237              134
    1/3 of rental expense   . . . . . . . . . . . . . . . . . . . . . . . .            5,151            3,434
    Dividends on convertible preferred stock of subsidiary  . . . . . . . .            2,695            2,695
                                                                                ------------     ------------
    Fixed charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           43,715           34,340
    Less:   Capitalized interest  . . . . . . . . . . . . . . . . . . . . .             (492)            (125)
            Dividends on convertible preferred stock of subsidiary  . . . .           (2,695)          (2,695)
                                                                                ------------     ------------

Fixed charges as adjusted . . . . . . . . . . . . . . . . . . . . . . . . .     $     40,528     $     31,520
                                                                                ============     ============

Ratio (earnings divided by fixed charges) . . . . . . . . . . . . . . . . .             3.50             3.18
                                                                                ============     ============
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